Exhibit 99.2

UGI ENERGY SERVICES, LLC

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

for the years ended September 30, 2017 and 2016

UGI ENERGY SERVICES, LLC AND SUBSIDIARIES

Ernst & Young LLP One Commerce Square Suite 700 2005 Market Street Philadelphia, PA 19103	Tel: +1 215 448 5000 Fax: +1 215 448 5500 ey.com

Report of Independent Auditors

To the Member and Management of UGI Energy Services, LLC:

We have audited the accompanying consolidated financial statements of UGI Energy Services, LLC and subsidiaries, which comprise the consolidated balance sheets as of September 30, 2017 and 2016, and the related consolidated statements of income and comprehensive income, cash flows and changes in equity for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

A member firm of Ernst & Young Global Limited

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of UGI Energy Services, LLC and subsidiaries at September 30, 2017 and 2016, and the consolidated results of their operations and their cash flows for the year then ended in accordance with U.S. generally accepted accounting principles.

December 20, 2017

A member firm of Ernst & Young Global Limited

UGI ENERGY SERVICES, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Thousands of dollars)

	September 30,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$21,843	$16,085
Restricted cash	6,426	15,019
Accounts receivable (less allowances for doubtful accounts of $ 942 and $ 1,041, respectively)	65,800	51,132
Accounts receivable - related parties	4,894	3,517
Inventories	23,432	21,106
Derivative instruments	2,926	2,765
Prepaid expenses and other current assets	21,125	16,889

Total current assets	146,446	126,513
Property, plant and equipment:
Gross property, plant and equipment	1,082,892	963,025
Accumulated depreciation and amortization	(168,552)	(136,443)

Net property, plant and equipment	914,340	826,582
Goodwill	5,583	5,583
Intangible assets, net	14,713	16,611
Derivative instruments	2,021	1,004
Investment in equity method investee	50,969	17,495
Other assets	24,283	20,636

Total assets	$1,158,355	$1,014,424

LIABILITIES AND EQUITY
Current liabilities:
Current capital lease obligations	$123	$118
Short-term borrowings	39,000	25,500
Accounts payable	55,207	71,385
Accounts payable - related parties	1,677	900
Employee compensation and benefits accrued	7,581	7,682
Accrued income taxes	13,296	11,020
Derivative instruments	7,796	38,980
Other current liabilities	5,565	5,049

Total current liabilities	130,245	160,634
Long-term capital lease obligations	464	587
Deferred income taxes	193,756	124,040
Derivative instruments	2,817	19,125
Other noncurrent liabilities	9,296	8,676

Total liabilities	336,578	313,062
Commitments and Contingencies (Note 9)
Equity:
Member’s equity	275,075	275,075
Retained earnings	546,702	426,287

Total equity	821,777	701,362

Total liabilities and equity	$1,158,355	$1,014,424

See accompanying notes to consolidated financial statements.

UGI ENERGY SERVICES, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Thousands of dollars)

	Year Ended September 30,
	2017	2016
Revenues	$1,079,364	$816,579

Costs and expenses:
Cost of sales	779,010	581,805
Operating and administrative expenses	75,204	70,322
Depreciation	30,853	26,953
Amortization	3,726	2,806
Other operating income, net	(5,549)	(4,150)

	883,244	677,736

Operating income	196,120	138,843
Income from equity method investee	4,329	—
Interest expense	(2,124)	(2,125)

Income before income taxes	198,325	136,718
Income tax expense	(77,731)	(54,706)

Net income and comprehensive income	$120,594	$82,012

See accompanying notes to consolidated financial statements.

UGI ENERGY SERVICES, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of dollars)

	Year Ended September 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$120,594	$82,012
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,579	29,759
Deferred income taxes, net	65,750	15,499
Changes in unrealized (gains) losses on derivative instruments	(55,709)	6,311
Other, net	(6,123)	310
Net change in:
Accounts receivable	(16,103)	9,234
Inventories	(2,326)	(892)
Accounts payable	12,330	(20,144)
Prepaid or accrued income taxes	806	(4,024)
Collateral deposits	6,920	(6,920)
Other current assets	(2,766)	(557)
Other current liabilities	1,085	(2,171)

Net cash provided by operating activities	159,037	108,417

CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for property, plant and equipment	(148,179)	(109,914)
Decrease in restricted cash	8,593	47,661
Increase in equity method investment	(27,070)	(11,191)

Net cash used by investing activities	(166,656)	(73,444)

CASH FLOWS FROM FINANCING ACTIVITIES:
Decrease in bank loans	—	(30,000)
Receivables Facility net borrowings	13,500	6,000
Other	(123)	(1,148)

Net cash provided (used) by financing activities	13,377	(25,148)

Cash and cash equivalents increase	$5,758	$9,825

CASH AND CASH EQUIVALENTS:
End of year	$21,843	$16,085
Beginning of year	16,085	6,260

Increase	$5,758	$9,825

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for:
Income taxes	$10,947	$42,842
Interest	$2,114	$1,882

See accompanying notes to consolidated financial statements.

UGI ENERGY SERVICES, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Thousands of dollars)

	Member’s Equity	Retained Earnings	Total
Balance September 30, 2015	$274,591	$344,275	$618,866
Net income	—	82,012	82,012
Other	484	—	484

Balance September 30, 2016	275,075	426,287	701,362
Net income	—	120,594	120,594
Distributions paid	—	(179)	(179)

Balance September 30, 2017	$275,075	$546,702	$821,777

See accompanying notes to consolidated financial statements.

UGI Energy Services, LLC

and Subsidiaries

Notes to Consolidated Financial Statements

(Thousands of dollars, except where indicated otherwise)

Note 1 — Nature of Operations

The consolidated financial statements reflect the consolidated financial position and results of operations of UGI Energy Services, LLC (“Energy Services, LLC”). Energy Services, LLC is a Pennsylvania limited liability company and a wholly owned subsidiary of UGI Enterprises, Inc. (“Enterprises”). Enterprises is a wholly owned subsidiary of UGI Corporation (“UGI”). Energy Services, LLC is a sole member limited liability company with Enterprises owning 100% of the membership interest.

Energy Services, LLC conducts, directly and through subsidiaries, energy marketing, midstream transmission, liquefied natural gas (“LNG”), storage, natural gas gathering, natural gas production, electricity generation and energy services businesses primarily in the Mid-Atlantic region of the United States (“U.S.”). Energy Services, LLC’s wholly owned subsidiary, UGI Development Company (“UGID”), owns all or a portion of electricity generation facilities principally located in Pennsylvania. Energy Services, LLC and its subsidiaries’ storage, LNG and portions of its midstream transmission operations are subject to regulation by the Federal Energy Regulatory Commission (“FERC”). In October 2017, Energy Services, LLC, through its wholly owned subsidiary, UGI Texas Creek, acquired approximately 60 miles of natural gas gathering lines in northern Pennsylvania for approximately $55,000.

Energy Services, LLC is referred to herein as “Energy Services.” Energy Services and its subsidiaries are collectively referred to herein as the “Company” or “we.”

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation. Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”).

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and costs. These estimates are based on management’s knowledge of current events, historical experience and various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may be different from these estimates and assumptions.

Certain prior-year amounts have been reclassified to conform to the current-year presentation.

Principles of Consolidation. The consolidated financial statements include all the accounts of Energy Services, its majority-owned subsidiaries and variable interest entities (“VIE”), if any, where it has concluded that it is the primary beneficiary. A VIE is defined as a legal entity that has equity investors that do not have sufficient equity at risk for the entity to support its activities without additional subordinated financial support or, as a group, the holders of the equity at risk lack (i) the power to direct the entity’s activities or (ii) the obligation to absorb the expected losses or the right to receive the expected residual returns of the entity. A VIE is required to be consolidated by a company if that company is the primary beneficiary. The primary beneficiary is the entity that has a controlling financial interest in the VIE such that it has the power to direct the activities of the VIE that most significantly impact the VIE’s financial performance.

We eliminate intercompany accounts and transaction when we consolidate. Entities in which we do not have control but have significant influence over operating and financial policies are accounted for by the equity method (see Note 13). Energy Services’ wholly owned, special purpose subsidiary, Energy Services Funding Corporation (“ESFC”), is consolidated for financial statement purposes (see Note 4). Undivided interests in natural gas production assets and an electricity generation facility are consolidated on a proportionate basis.

Effects of Regulation. A subsidiary of the Company accounts for the financial effects of regulation in accordance with the Financial Accounting Standards Board’s (“FASB’s”) guidance in Accounting Standards Codification (“ASC”) 980, “Regulated Operations.” In accordance with this guidance, incurred costs and estimated future expenditures that would otherwise be charged to expense are capitalized and recorded as regulatory assets when it is probable that the incurred costs or estimated future expenditures will be recovered in rates in the future. Similarly, we recognize regulatory liabilities when it is probable that regulators will require customer refunds through future rates or when revenue is collected from customers for expenditures that have not yet been incurred. Generally, regulatory assets and liabilities are amortized into expense and income over the periods authorized by the regulator. At September 30, 2017 and 2016, regulatory assets of $3,226 and $1,576 are included in “Other assets” on the Consolidated Balance Sheets.

UGI Energy Services, LLC

and Subsidiaries

Notes to Consolidated Financial Statements

(Thousands of dollars, except where indicated otherwise)

Fair Value Measurements. We apply fair value measurements on a recurring and, as otherwise required under GAAP, on a nonrecurring basis. Fair value in GAAP is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. Fair value measurements performed on a recurring basis principally relate to commodity derivative instruments.

GAAP establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels. The hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). A level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

We use the following fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:

•	Level 1 - Quoted prices (unadjusted) in active markets for identical assets and liabilities that we have the ability to access at the measurement date.

•

Level 2 - Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable for the asset or liability, including quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, and inputs that are derived from observable market data by correlation or other means.

•	Level 3 - Unobservable inputs for the asset or liability including situations where there is little, if any, market activity for the asset or liability.

Fair value is based upon assumptions that market participants would use when pricing an asset or liability, including assumptions about risk and risks inherent in valuation techniques and inputs to valuations. This includes not only the credit standing of counterparties and credit enhancements but also the impact of our own nonperformance risk on our liabilities. We evaluate the need for credit adjustments to our derivative instrument fair values. These credit adjustments were not material to the fair values of our derivative instruments.

See Note 10 for additional information on fair value measurements.

Derivative Instruments. Derivative instruments are reported on the Consolidated Balance Sheets at their fair values, unless the derivative instruments qualify for the normal purchase and normal sale (“NPNS”) exception under GAAP. The accounting for changes in fair value depends upon the purpose of the derivative instrument and whether it is designated and qualifies for hedge accounting.

All our derivative instruments do not qualify for, or are not designated as, hedges under GAAP. As such, changes in the fair values of our derivative instruments not subject to the NPNS exception are reflected in cost of sales or revenues, as appropriate, on the Consolidated Statements of Income and Comprehensive Income. Cash flows from derivative instruments are included in cash flows from operating activities.

For a more detailed description of the derivative instruments we use, our accounting for derivatives, our objectives for using them and other information see Note 11.

Revenue Recognition. We recognize revenues primarily when energy products are delivered or services are provided to customers.

We present revenue-related taxes collected on behalf of customers and remitted to taxing authorities, principally sales and use taxes, on a net basis. Gross receipts taxes associated with electricity sales are included in revenues in accordance with regulatory practice.

Accounts Receivable. Accounts receivable are reported on the Consolidated Balance Sheets at the gross outstanding amount adjusted for an allowance for doubtful accounts. Provisions for uncollectible accounts are established based upon our collection experience and the assessment of the collectability of specific amounts. Accounts receivable are written off in the period in which the receivable is deemed uncollectible.

UGI Energy Services, LLC

and Subsidiaries

Notes to Consolidated Financial Statements

(Thousands of dollars, except where indicated otherwise)

Income Taxes. We join with UGI and its subsidiaries in filing a consolidated federal income tax return and join with Enterprises in filing state tax returns. We are charged or credited for our share of current taxes resulting from the effects of our transactions in the UGI consolidated federal income tax return and Enterprises consolidated state income tax returns including giving effect to intercompany transactions. The result of this allocation is consistent with income taxes calculated on a separate return basis. Accordingly, income tax-related payments and accrued income tax balances principally reflect transactions with UGI or Enterprises resulting from this allocation. We record interest on tax deficiencies and income tax penalties, if any, in “Income tax expense” on the Consolidated Statements of Income and Comprehensive Income.

Investment tax credits associated with qualifying solar energy property under the Emergency Economic Stabilization Act of 2008 are reflected in income taxes for assets placed in service after Fiscal 2011 and are amortized over the estimated useful life of the property for assets placed in service prior to Fiscal 2012.

Cash and Cash Equivalents. For cash flow purposes, cash and cash equivalents include cash on hand, cash in banks and highly liquid investments with maturities of three months or less when purchased.

Restricted Cash. Restricted cash represents those cash balances in our commodity futures brokerage accounts that are restricted from withdrawal.

Inventories. Inventories principally comprise natural gas, liquefied natural gas and, to a lesser extent, propane and coal. Our inventories are stated at the lower of cost or net realizable value. We determine cost using an average cost method.

Property, Plant and Equipment and Related Depreciation. We record property, plant and equipment at original cost. Capitalized costs include labor, materials and other direct and indirect costs, and for certain operations subject to cost-of-service rate regulation, allowance for funds used during construction (“AFUDC”). The amounts assigned to property, plant and equipment of acquired businesses are based upon estimated fair value at date of acquisition.

We record depreciation expense on plant and equipment on a straight-line basis over estimated economic useful lives. Our natural gas production assets are depreciated on the units of production method. At September 30, 2017, estimated useful lives by asset type were as follows:

Asset Type	Minimum Estimated Useful Life (in years)	Maximum Estimated Useful Life (in years)
Buildings and improvements	30	40
Natural gas and propane storage and distribution equipment	15	40
Electricity generation facilities	25	40
Pipeline and related assets	25	40
Transportation equipment and office furniture and fixtures	3	7
Computer software	3	7

No depreciation expense is included in cost of sales in the Consolidated Statements of Income and Comprehensive Income.

Goodwill and Intangible Assets. We amortize intangible assets over their estimated useful lives unless we determine their lives to be indefinite. We review definite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the associated carrying amounts may not be recoverable. Determining whether an impairment loss occurred requires comparing the carrying amount to the sum of undiscounted cash flows expected to be generated by the asset. There were no such indicators identified in Fiscal 2017 or Fiscal 2016. Other than amortization of customer contract fair value, no amortization expense of intangible assets is included in “Cost of sales” on the Consolidated Statements of Income and Comprehensive Income (see Note 8).

UGI Energy Services, LLC

and Subsidiaries

Notes to Consolidated Financial Statements

(Thousands of dollars, except where indicated otherwise)

We do not amortize goodwill, but test it at least annually for impairment at the reporting unit level. A reporting unit is an operating segment, or one level below an operating segment (a component) if discrete financial information is prepared and regularly reviewed by segment management. Components are aggregated as a single reporting unit if they have similar economic characteristics. A reporting unit with goodwill is required to perform an impairment test annually or whenever events or circumstances indicate that the value of goodwill may be impaired. During Fiscal 2017, the Company adopted new accounting guidance simplifying the test for goodwill impairment. The adoption of the new guidance did not impact the consolidated financial statements (see Note 3).

We are required to recognize an impairment charge under GAAP if the carrying amount of a reporting unit exceeds its fair value. From time to time, we may assess qualitative factors to determine whether it is more likely than not that the fair value of such reporting unit is less than its carrying amount. We may bypass the qualitative assessment and perform the quantitative assessment by comparing the fair values of the reporting units with their carrying amounts, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to such excess but not to exceed the total amount of the goodwill of the reporting unit. No provisions for goodwill impairments were recorded during Fiscal 2017 or Fiscal 2016.

Impairment of Long-Lived Assets. We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We evaluate recoverability based upon undiscounted future cash flows expected to be generated by such assets. No provisions for impairments of long-lived assets were recorded during Fiscal 2017 or Fiscal 2016.

Equity-Based Compensation. Under UGI Corporation’s 2013 Omnibus Incentive Compensation Plan (the “2013 OICP”) and prior UGI equity compensation plans, certain key employees of Energy Services may be granted stock options to acquire shares of UGI Common Stock, stock appreciation rights (“SARs”), UGI Units (comprising “Stock Units” and “UGI Performance Units”) and other equity-based awards. The exercise price for UGI stock options may not be less than the fair market value on the grant date. Awards granted under the 2013 OICP and the prior plans may vest immediately or ratably over a period of years (generally three-year periods), and stock options for UGI Common Stock can be exercised no later than ten years from the grant date. In addition, the 2013 OICP and the prior UGI equity compensation plans provide that awards of UGI Units may also provide for the crediting of dividend equivalents to participants’ accounts. Except in the event of retirement, death or disability, each grant, unless paid, will terminate when the participant ceases to be employed. There are certain change of control and retirement eligibility conditions that, if met, generally result in accelerated vesting or elimination of further service requirements.

UGI Stock Unit and UGI Performance Unit awards entitle the grantee to shares of UGI Common Stock or cash once the service condition is met and, with respect to UGI Performance Unit awards, subject to market performance conditions. UGI Performance Unit grant recipients are awarded a target number of Performance Units. With respect to Performance Units awards, the actual number of UGI shares actually issued (or their cash equivalent) at the end of the performance period and the actual amount of dividend equivalents paid, may range from 0% to 200% of the target award based on UGI’s Total Shareholder Return (“TSR”) percentile rank relative to the Russell Midcap Utility Index, excluding telecommunication companies. Dividend equivalents are paid in cash only on UGI Performance Units that eventually vest.

We use a Black-Scholes option-pricing model to estimate the fair value of UGI stock options. We use a Monte Carlo valuation approach to estimate the fair value of UGI Performance Unit awards. We recorded total net pre-tax equity-based compensation expense associated with both UGI Units and UGI stock options of $1,239 ($725 after-tax) and $1,273 ($745 after-tax) during Fiscal 2017 or Fiscal 2016, respectively.

In Fiscal 2017, the Company adopted new accounting guidance issued to simplify several aspects of accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows (see Note 3).

Subsequent Events. Management has evaluated the impact of subsequent events through December 20, 2017, the date these financial statements were issued, and the effects of such evaluation have been reflected in the financial statements and related disclosures.

Note 3 — Accounting Changes

Definition of a Business. During Fiscal 2017, the Company adopted new accounting guidance which clarifies the definition of a business. The new guidance is intended to assist entities with evaluating whether a set of transferred assets and activities comprises a business. The guidance is required to be applied prospectively. The adoption of the new guidance did not impact our consolidated financial statements.

UGI Energy Services, LLC

and Subsidiaries

Notes to Consolidated Financial Statements

(Thousands of dollars, except where indicated otherwise)

Cash Flow Classification. During Fiscal 2017, the Company adopted new accounting guidance on the classification of certain cash receipts and payments in the statement of cash flows. The guidance is generally required to be applied retrospectively. The adoption of the new guidance did not impact our consolidated financial statements.

Goodwill Impairment. During Fiscal 2017, the Company adopted new accounting guidance regarding the test for goodwill impairment. Under the new accounting guidance, an entity will perform its goodwill impairment tests by comparing the fair value of a reporting unit with its carrying amount. An entity will recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value but not to exceed the total amount of the goodwill of the reporting unit. The guidance is required to be applied prospectively. The adoption of the new guidance did not impact our consolidated financial statements.

Employee Share-based Payments. Effective October 1, 2016, the Company adopted new accounting guidance issued to simplify several aspects of accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. Among other things, excess tax benefits and tax deficiencies associated with employee share-based awards that vest or are exercised are recognized as income tax benefit or expense and treated as discrete items in the reporting period in which they occur. The adoption of the new accounting guidance did not have a material impact on our financial statements.

Accounting Standards Not Yet Adopted

Derivatives and Hedging. In August 2017, the FASB issued Accounting Standards Update (“ASU”) No. 2017-12, “Targeted Improvements to Accounting for Hedging Activities.” This ASU amends and simplifies existing guidance to allow companies to more accurately present the economic effects of risk management activities in the financial statements. The amendments in this ASU are effective for interim and annual periods beginning after December 15, 2018 (Fiscal 2020). Early adoption is permitted. For cash flow and net investment hedges as of the adoption date, the guidance requires a modified retrospective approach. The amended presentation and disclosure guidance is required only prospectively. The Company is in the process of assessing the impact on its financial statements from the adoption of the new guidance and determining the period in which the new guidance will be adopted.

Restricted Cash. In November 2016, the FASB issued ASU No. 2016-18, “Statement of Cash Flows: Restricted Cash.” This ASU provides guidance on the classification of restricted cash in the statement of cash flows. The amendments in this ASU are effective for interim and annual periods beginning after December 15, 2017 (Fiscal 2019). Early adoption is permitted. The amendments in the ASU are required to be adopted on a retrospective basis. The Company is in the process of assessing the impact on its financial statements from the adoption of the new guidance and determining the period in which the new guidance will be adopted.

Leases. In February 2016, the FASB issued ASU No. 2016-02, “Leases.” This ASU amends existing guidance to require entities that lease assets to recognize the assets and liabilities for the rights and obligations created by those leases on the balance sheet. The new guidance also requires additional disclosures about the amount, timing and uncertainty of cash flows from leases. The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2018 (Fiscal 2020). Early adoption is permitted. Lessees must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The Company is in the process of assessing the impact on its financial statements from the adoption of the new guidance and determining the period in which the new guidance will be adopted but anticipates an increase in the recognition of right-of-use assets and lease liabilities.

Revenue Recognition. In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”). The guidance provided under ASU 2014-09, as amended, supersedes the revenue recognition requirements in ASC No. 605, “Revenue Recognition,” and most industry-specific guidance included in the ASC. ASU 2014-09 requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new guidance is effective for the Company for interim and annual periods beginning after December 15, 2017 (Fiscal 2019) and allows for either full retrospective adoption or modified retrospective adoption.

The Company is in the process of analyzing the impact of the new guidance using an integrated approach which includes evaluating differences in the amount and timing of revenue recognition from applying the requirements of the new guidance, reviewing its accounting policies and practices, and assessing the need for changes to its processes, accounting systems and design of internal controls. The Company has completed the assessment of a significant number of its contracts with customers under the new guidance to determine the effect of the adoption of the new guidance. Although the Company has not completed its assessment of the impact of the new guidance, the Company does not expect its adoption will have a material impact on its consolidated financial statements.

UGI Energy Services, LLC

and Subsidiaries

Notes to Consolidated Financial Statements

(Thousands of dollars, except where indicated otherwise)

The Company currently anticipates that it will adopt the new standard using the modified retrospective transition method effective October 1, 2018. The ultimate decision with respect to the transition method that it will use will depend upon the completion of the Company’s analysis including confirming its preliminary conclusion that the adoption of the new guidance will not have a material impact on its consolidated financial statements.

Note 4 — Debt

Credit Agreement. Energy Services has an unsecured credit agreement (the “Energy Services Credit Agreement”), as borrower, with a group of lenders providing for borrowings up to $240,000, including a $50,000 sublimit for letters of credit, which expires in March 2021. The Energy Services Credit Agreement can be used for general corporate purposes of Energy Services and its subsidiaries.

Borrowings under the Energy Services Credit Agreement bear interest at either (i) the Alternate Base Rate plus a margin or (ii) a rate derived from LIBOR (“Adjusted LIBOR”) plus a margin. The Alternate Base Rate (as defined in the Energy Services Credit Agreement) is the highest of (a) the prime rate, (b) the federal funds rate plus 0.50%, and (c) Adjusted LIBOR plus 1.00%. The margin on such borrowings is currently 2.25%. There were no borrowings outstanding under the Energy Services Credit Agreement at September 30, 2017 and 2016. The Energy Services Credit Agreement is guaranteed by certain subsidiaries of Energy Services, LLC.

Restrictive Covenants. The Energy Services Credit Agreement requires that Energy Services, LLC and subsidiaries not exceed a ratio of total indebtedness to EBITDA, as defined, of 3.50 to 1.00, and maintain a minimum ratio of EBITDA to interest expense, as defined, of 3.50 to 1.00.

Accounts Receivable Securitization Facility. Energy Services has a receivables purchase facility (“Receivables Facility”) with an issuer of receivables-backed commercial paper currently scheduled to expire in October 2018. The Receivables Facility, as amended, provides Energy Services with the ability to borrow up to $150,000 of eligible receivables during the period November to April, and up to $75,000 of eligible receivables during the period May to October. Energy Services uses the Receivables Facility to fund working capital, margin calls under commodity futures contracts, capital expenditures, dividends and for general corporate purposes.

Under the Receivables Facility, Energy Services transfers, on an ongoing basis and without recourse, its trade accounts receivable to its wholly owned, special purpose subsidiary, ESFC, which is consolidated for financial statement purposes. ESFC, in turn, has sold and, subject to certain conditions, may from time to time sell, an undivided interest in some or all of the receivables to a major bank. Amounts sold to the bank are reflected as “Short-term borrowings” on the Consolidated Balance Sheets. ESFC was created and has been structured to isolate its assets from creditors of Energy Services and its affiliates, including UGI. Trade receivables sold to the bank remain on the Company’s balance sheet and the Company reflects a liability equal to the amount advanced by the bank. The Company records interest expense on amounts owed to the bank. Energy Services continues to service, administer and collect trade receivables on behalf of the bank, as applicable. Losses on sales of receivables to the bank during Fiscal 2017 and Fiscal 2016, which amounts are included in “Interest expense” on the Consolidated Statements of Income and Comprehensive Income, were not material.

Information regarding the amounts of trade receivables transferred to ESFC and the amounts sold to the bank during Fiscal 2017 and Fiscal 2016, as well as the balance of ESFC trade receivables at September 30, 2017 and 2016 follows:

	2017	2016
Trade receivables transferred to ESFC during the year	$1,017,260	$756,401
ESFC trade receivables sold to the bank during the year	$243,000	$204,000
ESFC trade receivables - end of year (a)	$44,825	$35,745

(a)

At September 30, 2017 and 2016, the amounts of ESFC trade receivables sold to the bank were $39,000 and $25,500, respectively, and are reflected as “Short-term borrowings” on the Consolidated Balance Sheets.

UGI Energy Services, LLC

and Subsidiaries

Notes to Consolidated Financial Statements

(Thousands of dollars, except where indicated otherwise)

Note 5 — Income Taxes

The provisions for income taxes consist of the following:

	2017	2016
Current expense (benefit):
Federal	$1,815	$28,911
State	10,166	10,314
Investment tax credit	—	(18)

Total current expense	11,981	39,207
Deferred expense:
Federal	57,370	12,333
State	8,380	3,166

Total deferred expense	65,750	15,499

Total income tax expense	$77,731	$54,706

A reconciliation from the statutory federal tax rate to our effective tax rate is as follows:

	2017	2016
Statutory federal tax rate	35.0%	35.0%
Difference in tax rate due to:
State income taxes, net of federal benefit	6.1	6.4
Other, net	(1.9)	(1.4)

Effective tax rate	39.2%	40.0%

Deferred tax liabilities (assets) comprise the following at September 30:

	2017	2016
Gross deferred tax liabilities:
Excess book basis over tax basis of property, plant and equipment	$199,636	$157,491
Other	2,461	—

Total gross deferred tax liabilities	202,097	157,491
Gross deferred tax assets:
Deferred revenue	(2,327)	(2,455)
Employee-related benefits	(943)	(1,215)
State net operating loss carryforwards	(2,707)	(2,615)
Allowance for doubtful accounts	(391)	(432)
Derivative financial instruments	(2,073)	(25,098)
Other	—	(1,706)

Total gross deferred tax assets	(8,441)	(33,521)

Net deferred tax liabilities	$193,656	$123,970

We join with UGI and its subsidiaries in filing a consolidated federal income tax return. We are charged or credited for our share of current taxes resulting from the effects of our transactions in the UGI consolidated federal income tax return including giving effect to intercompany transactions. UGI’s federal income tax returns are settled through the tax year 2013.

UGI Energy Services, LLC

and Subsidiaries

Notes to Consolidated Financial Statements

(Thousands of dollars, except where indicated otherwise)

We file separate company income tax returns in a number of states but are subject to state income tax principally in Pennsylvania. Pennsylvania income tax returns are generally subject to examination for a period of three years after the filing of the respective returns.

At September 30, 2017, certain wholly-owned subsidiaries have Pennsylvania net operating losses of $41,680, with associated deferred tax assets recorded of $2,707, which expire through 2037.

For Fiscal 2017, interest income or expense recognized in Income tax expense on the Consolidated Statements of Income and Comprehensive Income was not material. For Fiscal 2016, there was no interest income or expense recognized in “Income tax expense” on the Consolidated Statements of Income and Comprehensive Income.

At September 30, 2017, unrecognized income tax benefits were not material. At September 30, 2016, we did not record any unrecognized income tax benefits, or recognize interest and penalties related to unrecognized tax benefits in “Income tax expense” on the Consolidated Statements of Income and Comprehensive Income.

Note 6 — Employee Retirement Plans

Defined Contribution Plan. UGI Utilities, Inc. (“UGI Utilities”), a wholly owned subsidiary of UGI, sponsors a 401(k) savings plan for eligible employees of UGI and certain of UGI’s domestic subsidiaries including Energy Services and subsidiaries. Generally, participants in the plan may contribute a portion of their compensation on either a before-tax basis, or on both a before-tax and after-tax basis. The savings plan also provides for employer matching contributions at various rates. The cost of benefits under the savings plan during Fiscal 2017 and Fiscal 2016 totaled $1,223 and $1,114, respectively.

Defined Benefit Pension Plan. Certain employees of the Company participate in a defined benefit pension plan sponsored by UGI Utilities. Benefits are generally based upon final average pay and years of service. Total costs associated with benefits under this plan during Fiscal 2017 and Fiscal 2016 were not material.

Note 7 — Property, Plant and Equipment

Property, plant and equipment comprise the following at September 30:

	2017	2016
Land	$2,677	$2,677
Buildings and improvements	11,727	10,682
Natural gas and propane storage and distribution facilities	202,460	200,885
Electricity generation assets	310,602	310,005
Pipeline and related assets	455,003	236,361
Other	51,796	50,208
Construction in process	48,627	152,207

Gross property, plant and equipment	1,082,892	963,025
Less accumulated depreciation and amortization	(168,552)	(136,443)

Net property, plant and equipment	$914,340	$826,582

Construction in process at September 30, 2016 principally comprises amounts associated with pipeline construction projects.

UGI Energy Services, LLC

and Subsidiaries

Notes to Consolidated Financial Statements

(Thousands of dollars, except where indicated otherwise)

Note 8 — Goodwill and Intangible Assets

There were no changes in the carrying amount of goodwill during Fiscal 2017 and Fiscal 2016.

Intangible assets comprise the following at September 30:

	2017	2016
Land development rights	$13,401	$13,401
Customer relationships	11,203	11,203
Accumulated amortization	(10,171)	(8,588)

	14,433	16,016
Customer contracts	280	595

Intangible assets, net	$14,713	$16,611

We are amortizing land development rights associated with our landfill gas electricity generation facility over a period of approximately 16 years and customer relationship intangibles over a period of 15 years. Amortization expense of land development rights and customer relationship intangible assets during Fiscal 2017 and Fiscal 2016 was $1,583 and $1,584, respectively. Estimated amortization of these intangible assets during each of the next five fiscal years is as follows: Fiscal 2018 - $1,583; Fiscal 2019 - $1,209; Fiscal 2020 - $1,083; Fiscal 2021 - $1,083; Fiscal 2022 - $1,083.

Amortization expense of customer contracts during Fiscal 2017 and Fiscal 2016 was $315 and $847, respectively. Estimated amortization of customer contracts during each of the next five fiscal years is as follows: Fiscal 2018 - $133; Fiscal 2019 - $69; Fiscal 2020 - $78; and no amounts in Fiscal 2021 and Fiscal 2022.

Note 9 — Commitments and Contingencies

We lease various buildings and computer and office equipment under operating leases. Certain of our leases contain renewal and purchase options and also contain escalation clauses. Our aggregate rental expense for such leases was $1,262 and $985 during Fiscal 2017 and Fiscal 2016, respectively.

Minimum future payments under operating leases that have initial or remaining noncancelable terms in excess of one year are as follows: Fiscal 2018 - $1,312; Fiscal 2019 - $1,212; Fiscal 2020 - $1,220; Fiscal 2021 - $387; Fiscal 2022 - $93; and $329 thereafter.

There are currently no pending claims or legal actions that could have a material adverse effect on our financial position or results of operations.

UGI Energy Services, LLC

and Subsidiaries

Notes to Consolidated Financial Statements

(Thousands of dollars, except where indicated otherwise)

Note 10 — Fair Value Measurements

Derivative Instruments

The following table presents on a gross basis, our financial assets and liabilities including both current and noncurrent portions, that are measured at fair value on a recurring basis within the fair value hierarchy as described in Note 2, as of September 30, 2017 and 2016:

	Asset (Liability)
	Level 1	Level 2	Level 3	Total
September 30, 2017
Derivative financial instruments:
Assets:
Commodity contracts	$25,464	$3,194	$—	$28,658
Liabilities:
Commodity contracts	$(26,211)	$(8,113)	$—	$(34,324)
September 30, 2016
Derivative financial instruments:
Assets:
Commodity contracts	$24,386	$6,993	$—	$31,379
Liabilities:
Commodity contracts	$(76,511)	$(16,124)	$—	$(92,635)

The fair values of our Level 1 exchange-traded commodity futures and non exchange-traded commodity futures and forward contracts are based upon actively-quoted market prices for identical assets and liabilities. The remainder of our derivative instruments are designated as Level 2. The fair values of certain non-exchange traded commodity derivatives designated as Level 2 are based upon indicative price quotations available through brokers, industry price publications or recent market transactions and related market indicators.

Other Financial Instruments

The carrying amounts of other financial instruments included in current assets and current liabilities approximate their fair values because of their short-term nature. We have trade accounts receivable which could expose us to concentrations of credit risk. The credit risk from trade accounts receivable is limited because we have no single customer that accounts for more than 10% of revenues.

Note 11 — Derivative Instruments & Hedging Activities

We are exposed to certain market risks related to our ongoing business operations. Management uses derivative commodity instruments, among other things, to manage commodity price risk. Although we use derivative commodity instruments to reduce market risk associated with forecasted transactions, we do not use derivative commodity instruments for speculative or trading purposes. The use of derivative instruments is controlled by our risk management and credit policies which govern, among other things, the derivative instruments we can use, counterparty credit limits and contract authorization limits. Although our commodity derivative instruments extend over a number of years, a significant portion of our commodity derivative instruments economically hedge commodity price risk during the next twelve months. For information on the accounting for our derivative instruments, see Note 2.

Commodity Price Risk

In order to manage market price risk relating to fixed-price sales contracts for natural gas and electricity, the Company enters into NYMEX and over-the-counter natural gas futures and forward contracts, Intercontinental Exchange (“ICE”) natural gas basis swap contracts, and electricity futures and forward contracts. The Company also uses NYMEX and over the counter electricity futures and forward contracts to economically hedge the price of a portion of its anticipated future sales of electricity from its electric generation facilities. In addition, the Company uses NYMEX futures contracts to economically hedge the gross margin associated with the purchase and anticipated later near-term sale of natural gas or propane.

UGI Energy Services, LLC

and Subsidiaries

Notes to Consolidated Financial Statements

(Thousands of dollars, except where indicated otherwise)

At September 30, 2017 and 2016, total volumes associated with the Company’s natural gas futures, forward and pipeline contracts totaled 65.5 million dekatherms and 71.1 million dekatherms, respectively. At September 30, 2017 and 2016, total volumes associated with the Company’s natural gas basis swap contracts totaled 104.2 million dekatherms and 118.3 million dekatherms, respectively. At September 30, 2017, the maximum period over which we are hedging our exposure to the variability in cash flows associated with natural gas commodity price risk is 54 months. At September 30, 2017 and 2016, total volumes associated with the Company’s electricity long forward and futures contracts and electricity short forward and futures contracts totaled 671.3 million kilowatt hours and 447.0 million kilowatt hours, and 761.2 million kilowatt hours and 264.6 million kilowatt hours, respectively. At September 30, 2017, the maximum period over which we are hedging our exposure to the variability in cash flows associated with electricity commodity price risk is 44 months. At September 30, 2017, the volumes associated with the Company’s natural gas and propane storage NYMEX contracts totaled 1.9 million dekatherms and 0.3 million gallons, respectively. At September 30, 2016, the volumes associated with the Company’s natural gas storage NYMEX contracts totaled 1.9 million dekatherms and there were no propane storage NYMEX contracts.

From time to time Energy Services uses price swap and option contracts to manage market risk associated with forecasted purchases of propane it sells under firm commitments. At September 30, 2017 and 2016, there were no forecasted purchases of propane hedged with over-the-counter price swap and option contracts.

In order to reduce volatility associated with a substantial portion of its electricity transmission congestion costs, the Company, from time to time, purchases financial transmission rights (“FTRs”) to economically hedge electricity transmission congestion costs associated with its fixed-price electricity sales contracts and, from time to time, also enters into New York Independent System Operator (“NYISO”) capacity swap contracts to economically hedge the locational basis differences for customers it serves on the NYISO electricity grid. FTRs are derivative instruments that entitle the holder to receive compensation for electricity transmission congestion charges when there is insufficient electricity transmission capacity on the electric transmission grid. NYISO capacity contracts are derivative instruments that settle financially to fix a price for capacity in the NYISO and provide a cash flow for the difference between the fixed price and the price published by NYISO. At September 30, 2017 and 2016, there were no FTR and NYISO capacity contracts.

Derivative Instrument Credit Risk

We are exposed to risk of loss in the event of nonperformance by our derivative instrument counterparties. Our derivative instrument counterparties principally comprise large energy companies and major U.S. and international financial institutions. We maintain credit policies with regard to our counterparties that we believe reduce overall credit risk. These policies include evaluating and monitoring our counterparties’ financial condition, including their credit ratings, and entering into agreements with counterparties that govern credit limits or entering into netting agreements that allow for offsetting counterparty receivable and payable balances for certain financial transactions, as deemed appropriate. Certain of these agreements call for the posting of collateral by the counterparty or by the Company in the forms of letters of credit, parental guarantees or cash. Additionally, our natural gas and electricity exchange-traded futures contracts generally require cash deposits in margin accounts. At September 30, 2017 and 2016, restricted cash in brokerage accounts totaled $6,426 and $15,019, respectively. Although we have concentrations of credit risk associated with derivative instruments, the maximum amount of loss we would incur if these counterparties failed to perform according to the terms of their contracts, based upon the gross fair values of the derivative instruments, was not material at September 30, 2017. We generally do not have credit-risk-related contingent features in our derivative contracts.

Offsetting Derivative Assets and Liabilities

Derivative assets and liabilities are presented net by counterparty on our Consolidated Balance Sheets if the right of offset exists. We offset amounts recognized for the right to reclaim cash collateral or the obligation to return cash collateral against amounts recognized for derivative instruments executed with the same counterparty. Our derivative instruments include both those that are executed on an exchange through brokers and centrally cleared and over-the-counter transactions. Exchange contracts utilize a financial intermediary, exchange, or clearinghouse to enter, execute, or clear the transactions. Over-the-counter contracts are bilateral contracts that are transacted directly with a third party. Certain over-the-counter and exchange contracts contain contractual rights of offset through master netting arrangements, derivative clearing agreements, and contract default provisions. In addition, the contracts are subject to conditional rights of offset through counterparty nonperformance, insolvency or other conditions.

UGI Energy Services, LLC

and Subsidiaries

Notes to Consolidated Financial Statements

(Thousands of dollars, except where indicated otherwise)

In general, most of our over-the-counter transactions and all exchange contracts are subject to collateral requirements. Types of collateral generally include cash or letters of credit. Cash collateral paid by us to our over-the-counter derivative counterparties, if any, is reflected in the table below to offset derivative liabilities. Cash collateral received by us from our over-the-counter derivative counterparties, if any, is reflected in the table below to offset derivative assets. Certain other accounts receivable and accounts payable balances recognized on the Consolidated Balance Sheets with our derivative counterparties are not included in the table below but could reduce our net exposure to such counterparties because such balances are subject to master netting or similar arrangements.

Fair Value of Derivative Instruments

The following table presents the Company’s derivative assets and liabilities by type, as well as the effects of offsetting, as of September 30, 2017 and 2016:

	2017	2016
Derivative assets:
Commodity contracts not designated as hedging instruments	$28,658	$31,379
Gross amounts offset in balance sheet	(23,711)	(27,610)

Total derivative assets - net	$4,947	$3,769

Derivative liabilities:
Commodity contracts not designated as hedging instruments	$(34,324)	$(92,635)
Gross amounts offset in balance sheet	23,711	27,610
Cash collateral pledged	—	6,920

Total derivative liabilities - net	$(10,613)	$(58,105)

Effect of Derivative Instruments

The following table provides information on the effects of derivative instruments on the Consolidated Statements of Income and Comprehensive Income for Fiscal 2017 and Fiscal 2016:

	Gain (Loss)		Location of Gain
	Recognized in Income		(Loss) Recognized
	2017	2016	in Income
Derivatives Not Designated As Hedging Instruments:
Commodity contracts	$(2,840)	$(2,209)	Revenues
Commodity contracts	54,939	(70,024)	Cost of sales

Total	$52,099	$(72,233)

Included in “Total Gain (Loss) Recognized in Income” in the table above are the following unrealized gains (losses) from changes in fair value of derivative instruments for Fiscal 2017 and Fiscal 2016:

Gain (Loss):	2017	2016
Revenue	$(833)	$(26)
Cost of sales	56,542	(6,285)

Total	$55,709	$(6,311)

We are also a party to a number of other contracts that have elements of a derivative instrument. These contracts include, among others, binding purchase orders, contracts that provide for the purchase and delivery, or sale, of energy products, and service contracts that require the counterparty to provide commodity storage, transportation or capacity service to meet our normal sales commitments. Although certain of these contracts have the requisite elements of a derivative instrument, these contracts qualify for NPNS exception accounting under GAAP because they provide for the delivery of products or services in quantities that are expected to be used in the normal course of operating our business and the price in the contract is based on an underlying that is directly associated with the price of the product or service being purchased or sold.

UGI Energy Services, LLC

and Subsidiaries

Notes to Consolidated Financial Statements

(Thousands of dollars, except where indicated otherwise)

Note 12 — Related Party Transactions

Enterprises allocates a portion of its payroll and related benefit costs to Energy Services for employee services provided to the Company. Such allocated expenses, which are included in “Operating and administrative expenses” on the Consolidated Statements of Income and Comprehensive Income, totaled $896 and $930 during Fiscal 2017 and Fiscal 2016, respectively.

UGI provides certain financial and administrative services to the Company. UGI bills the Company monthly for all direct expenses and for an allocated share of indirect corporate expenses incurred or paid on behalf of the Company. The allocation of indirect UGI corporate expenses to the Company utilizes a weighted, three-component formula comprising revenues, operating expenses and net assets employed and considers the Company’s relative percentage of such items to the total of such items for all UGI operating subsidiaries for which general and administrative services were provided. Management believes that this allocation method is reasonable and equitable to the Company. During Fiscal 2017 and Fiscal 2016, such corporate expenses, which are included in “Operating and administrative expenses” on the Consolidated Statements of Income and Comprehensive Income, totaled $5,289 and $5,025, respectively.

From time to time, Energy Services is a party to Storage Contract Administrative Agreements (“SCAAs”) with UGI Utilities, Inc. (“UGI Utilities”), a wholly owned subsidiary of UGI, which have terms of up to three years. At September 30, 2017, UGI Utilities was a party to four SCAAs with Energy Services, and, during the periods covered by the financial statements, was a party to other SCAAs with Energy Services. Under the SCAAs, UGI Utilities has, among other things, released certain storage and transportation contracts (subject to recall for operational purposes) to Energy Services for the terms of the SCAAs. UGI Utilities also transferred certain associated storage inventories upon the commencement of the SCAAs, receives a transfer of storage inventories at the end of the SCAAs, and makes payments associated with refilling storage inventories during the term of the SCAAs. During Fiscal 2017 and Fiscal 2016, Energy Services received payments from UGI Utilities for storage inventories and pipeline transportation and storage capacity charges associated with the SCAAs, which are included in “Revenues” on the Consolidated Statements of Income and Comprehensive Income, totaling $21,424 and $12,739, respectively. Energy Services, in turn, provides a firm delivery service and makes certain payments to UGI Utilities for its various obligations under the SCAAs. During Fiscal 2017 and Fiscal 2016, these payments totaled $2,747 and $2,002, respectively. In conjunction with the SCAAs, Energy Services paid UGI Utilities security deposits. The amounts of such security deposits, which are included in “Prepaid expenses and other current assets” on the Consolidated Balance Sheets, were $11,040 and $8,100 at September 30, 2017 and 2016, respectively.

Pursuant to gas supply and delivery service agreements with UGI Utilities, the Company provides certain gas supply and related delivery services to UGI Utilities during the heating season months of November through March. During Fiscal 2017 and Fiscal 2016, the aggregate amount of these transactions (exclusive of transactions pursuant to SCAA) totaled $76,010 and $63,331, respectively.

In addition, from time to time, the Company purchases natural gas or pipeline capacity from UGI Utilities. During Fiscal 2017 and Fiscal 2016, such purchases from UGI Utilities, which are included in “Cost of sales” on the Consolidated Statements of Income and Comprehensive Income, totaled $50,948 and $30,743, respectively. Also from time to time, the Company sells natural gas, pipeline capacity and electricity to UGI Utilities (in addition to those transactions already described above). During Fiscal 2017 and Fiscal 2016, such sales, which are included in “Revenues” on the Consolidated Statements of Income and Comprehensive Income, totaled $84,402 and $35,067, respectively.

From time to time, Energy Services sells propane on an as needed basis to AmeriGas Propane, L.P. (“AmeriGas”), an affiliate of UGI. The sales price is generally based on market prices at the time of sale. There were no sales of propane by Energy Services to AmeriGas during Fiscal 2017 and Fiscal 2016.

From time to time, UGID collaborates with UGI HVAC Enterprises, Inc., a second-tier wholly owned subsidiary of UGI, in jointly developing customer-sited, solar electricity projects in Pennsylvania. Under the cooperative arrangement, UGI HVAC Enterprises, Inc. serves as the construction contractor for the projects, while UGID owns the solar facilities and has entered into long-term power sales agreements with the host customers, who receive electricity generated from these assets. There were no capital costs associated with these projects during Fiscal 2017 and Fiscal 2016.

UGI Energy Services, LLC

and Subsidiaries

Notes to Consolidated Financial Statements

(Thousands of dollars, except where indicated otherwise)

Note 13 — Equity Method Investment

A wholly owned subsidiary of Energy Services, UGI PennEast, LLC, and four other members comprising wholly owned subsidiaries of Southern Company, New Jersey Resources, South Jersey Industries, and Enbridge, Inc., hold 20% membership interests each in PennEast Pipeline Company, LLC (“PennEast”). PennEast is focused on constructing an approximate 118-mile natural gas pipeline from Luzerne County, Pennsylvania to the Trenton-Woodbury interconnection in New Jersey. Affiliates of all members plan to be customers of the pipeline under 15-year contracts. PennEast is considered to be an equity method investment as we have the ability to exercise significant influence, but not control, over PennEast. We are obligated to provide capital contributions based upon our ownership percentage. Our investment in PennEast at September 30, 2017 and 2016 totaled $50,969 and $17,495, respectively.

PennEast has no external debt at September 30, 2017 with all activities having been fully funded by its members. We make contributions to PennEast as required pursuant to the terms of the Limited Liability Company Agreement and we are committed to contribute up to $225,000. Additionally, Energy Services, LLC guarantees 20% of PennEast’s purchase commitment for pipeline materials up to $19,377. The investment in PennEast is accounted for under the equity method of accounting and is included in “Investment in equity method investee” on the Consolidated Balance Sheets. Equity method earnings are included in “Income from equity method investee” on the Consolidated Statements of Income and Comprehensive Income.

The Company signed a Project Management Agreement with PennEast on September 10, 2014. Pursuant with the terms of this agreement, the Company provides services to PennEast related to management, marketing, development, administration and construction of the pipeline. The Company is paid a project management fee throughout the term of the agreement, which will expire 90 days after the project in-service date. The amount of the project management fees recognized by the Company was $1,872 each year during Fiscal 2017 and Fiscal 2016.